Exhibit A

The Vons Companies,

Inc. Pharmacists’

401(k) Plan

Financial Statements for the Years Ended

December 31, 2003 and 2002,

Supplemental Schedule as of December 31,

2003 and Report of Independent Registered

Public Accounting Firm

THE VONS COMPANIES, INC. PHARMACISTS’ 401(K) PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002:

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–6

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2003:

Form 5500, Schedule H, Part IV, Line 4i—Supplemental Schedule of Assets (Held at End of Year)	7

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of The Vons Companies, Inc. Pharmacists’ 401(k) Plan (the “Plan”) as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003 and 2002, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2003 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 23, 2004

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2003 AND 2002 (In Thousands)

	2003	2002
ASSETS:
Investments at fair value:
Mutual funds	$21,041	$14,517
Safeway common stock	492	257
Short-term investment funds	2,706	2,619
Participant loans	474	339

Total investments	24,713	17,732

Employee contributions receivable	18	—
Employer contributions receivable	224	247

Total assets	24,955	17,979

LIABILITIES:
Accrued administrative expenses	4	7
Due to broker for securities purchased	3	—

Total liabilities	7	7

NET ASSETS AVAILABLE FOR BENEFITS	$24,948	$17,972

See notes to financial statements.

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2003 AND 2002 (In Thousands)

	2003	2002
ADDITIONS
Investment income (loss):
Net appreciation (depreciation) in fair value of investments	$4,038	$(3,865)
Interest and dividend income	466	378

Total investment income (loss)	4,504	(3,487)

Employee contributions	2,833	2,657
Employer contributions	224	247

Total additions	7,561	(583)

DEDUCTIONS
Benefits paid to participants	575	500
Administrative expenses	10	40

Total deductions	585	540

NET INCREASE (DECREASE)	6,976	(1,123)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	17,972	19,095

End of year	$24,948	$17,972

See notes to financial statements.

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

1.	PLAN DESCRIPTION

The following description of the Vons Companies, Inc. Pharmacists’ 401(k) Plan (the “Plan”), is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2003. On April 8, 1997, Safeway Inc. (“Safeway”) acquired all of the outstanding common stock of The Vons Companies, Inc. (“Vons”). Vons has remained the Plan Sponsor. The Plan Administrator is the Benefit Plans Committee of Safeway Inc.

General—The Plan is a defined contribution plan, which generally covers all eligible employees of Vons who are age 21 or older. Eligible employees are defined as any non-probationary pharmacist (i.e. full-time pharmacist who has been employed at least 45 days and any part-time pharmacist who has either been employed at least 60 days or has worked at least 261 hours for the company, whichever occurs first) who is employed by Vons and who is a member of the United Food and Commercial Workers Local Union. Any employee meeting the eligibility requirements, including having attained the age of 21, may enroll in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions—Employee contributions are made in the form of pretax salary deductions. Employees may elect to contribute 1% to 25% of their eligible pay, up to a maximum contribution of $12,000 and $11,000 for the years ended December 31, 2003 and 2002, respectively. Distributions after age 59 1/2 are taxed as ordinary income and are subject to withholding. The Sponsor makes an annual matching contribution equal to the lesser of (a) 50% of the employee’s contribution for the Plan Year; (b) $1,000; or (c) for any participant who works less than 1,800 straight-time hours in the Plan Year, a pro rata portion of $1,000 based on hours worked.

Effective September 1, 2003, participants aged 50 or over by December 31, 2003 are eligible to contribute an additional $2,000 in catch-up contributions to their 401(k) account before the end of the plan year.

Trustee and Recordkeeper—The trustee of the Plan is Wells Fargo, N.A. The recordkeeper is Merrill Lynch.

Participant Accounts—Each participant’s account is credited with the participant’s contribution and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Payment of Benefits—Benefit payments are determined and disbursed by the Trustee after receiving notice from the employer that a participant’s beneficial interest has matured due to death, disability, retirement or separation. As of July 2001, benefit payments are no longer permitted when participants incur financial hardship. Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a series of payments over a period of years not to exceed the participant’s life expectancy. If a participant’s balance is $5,000 or less, the participant must receive an immediate lump sum distribution.

Participant Loans—As of July 1, 2001, participants of the Plan may borrow a minimum of $1,000 up to a maximum of 50% of their vested balance, not to exceed $50,000. The participant may choose the term of the loan not to exceed 4 years, unless the purpose of the loan is to acquire a principal residence in which case the term may not exceed 15 years. The interest rate on the loan is the prime rate per the Wall Street Journal on the first business day of each calendar week, plus 1%. Loans are repaid per an amortization schedule through weekly payroll deductions. The loan may be prepaid or repaid in full at any time without penalty. Loan repayments are the responsibility of the employee, whether receiving regular paychecks or not. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2003 and 2002, respectively, there were 30 and 23 loans outstanding with interest rates ranging from 5.00% to 7.75%.

Allocations and Vesting—Earnings on amounts held in the investment funds are allocated to individual accounts daily, based on the proportion each account bears to the total of all account balances in the specific investment fund. Expenses in excess of available forfeited amounts are allocated on an equal basis to individual accounts quarterly. Participants are 100% vested in their contributions and earnings therein. Participants vest in the Sponsor’s matching contribution as follows:

Years of Vesting Service	Percentage Vested
Less than 3	0%
3	20
4	40
5	60
6	80
7 or more	100

Forfeited amounts are used first to restore forfeited balances of rehired participants; second, to pay Plan administrative expenses in the calendar quarter; third, to reduce the Sponsor’s contribution. Forfeitures were $9,249 and $9,075 for 2003 and 2002, respectively.

Investment Options—Participants may direct their contributions to any one or combination of nine investment funds, as elected by the participant. Participants may change their investment options on a daily basis.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Payment of benefits are recorded when paid.

Investments—The investment fund accounts are valued at fair value, which are based upon quoted market prices of the underlying assets. Participants designate the investment funds in which their accounts will be invested. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Administrative expenses—Administrative expenses incurred by the Plan are paid first from forfeitures from employer contributions of nonvested accounts. Any expenses in excess of forfeitures are deducted each calendar quarter on a pro rata basis from the accounts of all participants.

Income Taxes—The Internal Revenue Service issued a Determination Letter dated July 17, 2002 stating that the Plan and related trust, as then designed, satisfied the requirements of the Internal Revenue Code. The Plan’s administrator and the tax counsel believe that the Plan is still being operated in compliance with the applicable requirements of the Internal Revenue Code, and as of the financial statement date, the Plan was qualified and the related trust was tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2003 and 2002 were as follows (in thousands):

	2003	2002
SEI Stable Asset Fund No. 191-411	$2,675	$2,618
PIMCO Total Return Fund	3,627	3,250
Alliance Growth & Income Fund	4,899	3,578
Merrill Lynch S&P 500 Index Fund	6,956	5,018
State Street Research Aurora Fund	3,442	1,600

During the years ended December 31, 2003 and 2002, net appreciation (depreciation) of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2003	2002
Mutual funds	$4,033	$(3,730)
Common stock	5	(135)

Total appreciation (depreciation)	$4,038	$(3,865)

4.	PLAN TERMINATION

Although it has not expressed any intent to do so, the Sponsor has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan termination, participants will become 100% vested in the Sponsor’s matching contribution.

5.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments included Safeway Inc. common stock representing party-in-interest transactions that qualify as exempt prohibited transactions.

Certain Plan investments are managed by Merrill Lynch. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $7,399 and $16,065 in 2003 and 2002, respectively.

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THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i -

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AS OF END OF YEAR)

DECEMBER 31, 2003 (Dollars In Thousands)

Asset Name and Description		Current Value
	Short-Term Investment Funds:
	SEI Stable Asset Fund, #191-411	$2,675
	Wells Fargo Short-Term Investment Fund	31

*	Safeway Common Stock, (22,482 shares)	492

	PIMCO Total Return Fund (338,605 units)	3,627
	Alliance Growth & Income Fund (1,449,237 units)	4,899
	Alliance Premier Growth Fund (37,923 units)	639
*	Merrill Lynch S&P 500 Index Fund (509,994 units)	6,956
	ING International Value Fund (58,104 units)	878
	State Street Research Aurora Fund (89,145 units)	3,442
	TCW Galileo Small Cap Growth Fund (40,914 units)	600
	Participant loans (30 loans, interest rates ranging from 5.00% to 7.75%)	474

	Total	$24,713

*	Represents a party-in-interest transaction.